EXHIBIT 99.1

[KNBT Bancorp, Inc. Logo]        [Keystone Nazareth Bank & Trust Company Logo]


NEWS RELEASE

Release Date:  October 31, 2003 at 4:00pm EST

          KNBT BANCORP, INC. AND KEYSTONE SAVINGS BANK
     ANNOUNCE COMPLETION OF STOCK CONVERSION AND MERGER WITH
                   FIRST COLONIAL GROUP, INC.

Lehigh Valley, Pennsylvania, October 31, 2003 - Keystone Savings Bank ("Keystone") and KNBT Bancorp, Inc. ("KNBT Bancorp") announced today the completion of the mutual to stock conversion of Keystone, a wholly-owned subsidiary of KNBT Bancorp, and the sale of 20,201,188 shares of common stock at $10.00 per share for total gross proceeds of $202 million, the supermaximum of the offering range.

In accordance with state and federal banking regulations, certain depositors were given a first priority subscription right. The offering was over-subscribed by depositors with first priority subscription rights in category one which resulted in certain allocations among such subscribers. Funds received from subscribers with lower priority rights are being returned. The common stock of KNBT Bancorp is expected to begin trading on the NASDAQ National Market on November 3, 2003 under the symbol "KNBT."

Keystone and KNBT Bancorp also announced today the merger of First Colonial Group, Inc. ("First Colonial") with and into KNBT Bancorp and the merger of Nazareth National Bank and Trust Company, First Colonial's wholly owned subsidiary, with and into Keystone. The mergers will be effective shortly before midnight today. As consideration for the merger with First Colonial, each share of First Colonial common stock will be exchanged for 3.7 shares of KNBT Bancorp common stock.

In connection with the completion of the conversion, Keystone has changed its name to "Keystone Nazareth Bank & Trust Company."

As an integral part of the conversion and continuing Keystone's commitment to the communities it serves, KNBT Bancorp has established the Keystone Nazareth Charitable Foundation (the "Foundation") and has contributed 1,616,095 shares (8% of the shares sold in the conversion) to the Foundation. The Foundation will contribute to charitable causes and community development activities. This will complement Keystone's existing community activities. KNBT Bancorp believes that the funding of the Foundation with KNBT Bancorp Common Stock enables communities to share in the long-term future of KNBT Bancorp.

KNBT Bancorp also announced that its employee stock ownership plan (the "ESOP") expects to commence purchasing shares of KNBT Bancorp common stock in an aggregate amount of $16.2 million in the near future. The purchases would be conducted in open market transactions from time to time at the discretion of the trustee of the ESOP. The ESOP, which was unable to purchase any shares in the conversion offering, is borrowing the funds from KNBT Bancorp to purchase the shares.

Sandler O'Neill & Partners, L.P. acted as financial advisor to Keystone.



About Keystone Nazareth Bank & Trust Company and KNBT Bancorp, Inc.

Keystone is a Pennsylvania-chartered mutual savings bank headquartered in Bethlehem, Pa., with 20 branches in Lehigh, Northampton and Carbon counties. As of September 30, 2003, it had total assets of $1.4 billion and total deposits of $819 million. KNBT Bancorp is the parent bankholding company for Keystone. As a result of the mergers and the conversion, KNBT Bancorp has total assets of approximately $2.0 billion, total deposits of approximately $1.3 billion and stockholders' equity of approximately $320 million and Keystone Nazareth Bank & Trust will operate 39 branch offices.

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT
   Bancorp, Inc. and Keystone Nazareth Bank & Trust Company,
   610-861-5000
Eugene Sobol, Senior Executive Vice President and Chief Operating
   Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

Web resources:  www.keystonesavingsbank.com

"Safe Harbor" Statement Under Private Securities Litigation Reform Act of 1995. The information contained in the press release may contain forward looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT Bancorp's, Keystone's, First Colonial's, Nazareth National's or their respective management's intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties, and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements. These and other risks, uncertainties and other factors are discussed in KNBT Bancorp, Inc.'s prospectus dated August 12, 2003 and its Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. Copies of these documents may be obtained from KNBT Bancorp upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov.





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